QuicWit


QuicWit
WHAT AM I?
WILDCARD
WHERE AM I?
WHO AM I?

Buy

Deadline December 17, 2019
in 2 months

Unit Price
$1.00

Total Raised
$0

Valuation
$2,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCTION

QuicWit is a 24/7 365 trivia gaming experience and digital marketing platform. We ask users multiple trivia questions randomly, on a daily basis and the first person to answer wins a prize mailed directly to their house, no strings attached!



"Got my prize from QuicWit trivia today! Fun game, super fast shipping on the prizes, thanks QuicWit!"

Gregory S.
Michigan



"I am not great at trivia but this is hard enough that it makes it fair."

Alex K.
Pennsylvania



"I love when the notifications pops up. I get super excited to play."

Tim F.
Missouri


QuicWit

"Got my first prizes from QuicWit! Awesome new trivia app!"

John B.
Pennsylvania

PROBLEM

The experience of playing a mobile game remains unchanged and provides little to no tangible value to users, and that's why QuicWit exists. Trivia games today mostly follow the same model:play the game, earn points, earn milestones, unlock levels, and be surrounded heavily with ads. The main goal has been to maximize ads on a screen and keep the user engaged as long as possible. The problem with this approach is that users never get any true value outside of a temporary distraction.

An additional reason QuicWit exists is because, in a world of software, there are consumer products companies still looking to capture the attention of mobile users. According to Hubspot, companies have stated that 63% of their marketing challenges is generating traffic and leads. With the consistently high YoY growth of mobile users, mobile gamers, and time spent on phones playing games, consumer product companies are fighting for user attention. Companies have to spend a significant amount of time and resources on lead generation and nurturing.


Same Gaming Experience, No Tangible Value, with Lead Generation and Nurture Struggles
You just won
10,000 Super Gems!
*retail value $0.00
+
Next Level
Unlocked!
*to forget about until the next time you're bored
+
AWARENESS
INTEREST
CONSIDERATION
INTENT
EVALUATION
PURCHASE
Follow the tried and true
Sales Funnel!
*that no longer fits an evolving mobile market

SOLUTION

1. QuicWit is a game that's always playing; not a game that you only play when you are bored. We prompt users with trivia questions randomly every day. QuicWit is the only trivia game where you have to spell the answers (non-multiple choice) correctly and have 15 minutes to answer the question. Every question has a physical prize (consumer product) that will go to the first person to answer correctly.


How does it work?
New Prize Selected!
The next prize that will be given away will have a product page that's viewable within the app so users always know ahead of time what prize is up next for grabs.
Get Ready..
Users receive a heads up notification that a new question is coming within the hour. This notification will often display the category to get the brain thinking
01
02
03
04
05
Prize coming your way
The winner is prompted to provide a physical address where they can receive their prize!
Did I win?
Immediately after 15 minutes users can finally find out who won! Users are no longer able to submit an answer and will be able to see the correct answer, winning time, and winner.
Time to Play!
Push notification alerts users that the next question is here and initiates the 15 minute timer. Opening the notification brings users directly to the "Questions" page of the app.

2. Every question asked on QuicWit has a prize. Users are one tap away from looking at the product page of a prize (on the product maker's website) within the QuicWit app. Users are not funneled through emails, ads, or extra clicks within the app in order to become aware of and learn about a product. This method compresses the top of the marketing funnel by combining the lead generation and lead nurture sections of the funnel which is typically comprised of awareness, interest, consideration, and intent.

QuicWit allows companies to sponsor trivia questions which will lead to the userbase learning about their company and/or products in order to be the first person to answer a trivia question. This offering has the ability to replace things like sweepstakes, contests, raffles, and other promotional activities that are typically done by marketing departments. Users playing QuicWit will always want to know what upcoming prize is and within one click they are learning about the product.


HOT (OR COLD) DRINKS
YETI
RAMBLER
12 oz BOTTLE
YETI


Solution
Changing User Behavior
Spontaneous trivia keep users on edge
Only trivia game where spelling counts
Users can use any resource they desire
15 minute window to answer
+
Provide User & Partner Value
Users will real prizes mailed directly to them!
Companies generate leads and nurture in one tap
Users learn about new products through exposure
Companies raise brand awareness

MARKET

Market Validation


210 Million
Mobile gamers in the U.S.
$71
Average amount mobile gamers spend per year across iOS and Android
$15 Billion
Total revenue generated in America from mobile gaming.

QuicWit's market is focused on mobile gamers in the U.S.

- 210MM - number of mobile gamers in the U.S.
- $71 - average mobile gaming user spend per year
- $15B - mobile gaming revenue generated per year in the U.S.

COMPETITIVE LANDSCAPE

Competition:

- HQ Trivia
- Cash Show
- FleetWit
- The Q

Competitive Advantage:

- Multiple chances to win around the clock
- Compare, compete, and collab with friends
- No mandatory pay to play
- Users can buy the prize (discounted or not)
- Generates website traffic for companies
- Raises brand awareness for companies
- Non-status quo game (i.e. no multiple choice), so spelling counts!
- 15 minutes to answer so you have plenty of time to play if you are late
- Users can use the internet for help


Competitive Advantage
Multiple chances to win around the clock
Compare, compete, collab with friends
No mandatory pay to play
Users can buy the prize (discounted or not)
Generates website traffic for partners
Raises brand awareness for partners
Use any resource you need to win!
Total Trivia
Joyride!
Cash Show
Fleetwit
The Q
HQ Trivia

BUSINESS MODEL

User Revenue:

- In-app purchases for premium games
- In-app ads (banner, interstitial, video)

Partner Revenue:

- Charge companies a fee to sponsor trivia questions (i.e. make the trivia question about their company and/or products)
- Charge companies a fee to sponsor a prize for upcoming trivia questions
- Charge companies additional fees to sponsor questions and/or products during high traffic periods of time
- Charge companies a fee to sponsor secondary promotional products



Business Model
Revenue
(44.5MM)
Users
(41.5MM)
Companies (Partners)
(3MM)
Advertisements
In App Purchases
(Premium Games)
Company Sponsors
Product Campaigns
Video
Interstitial
Sponsor a Question
Special Promotions
Base & Add-Ons
By 2021

PROGRESS

As of today, we've taken the following customer acquisition strategies:

- Word of mouth
- Facebook ads
- Apple search ads
- Pitch events around Boston
- Features on Podcasts
- Ambassador program for college students (social media sharing)
- Social media campaigns

SUCCESS

Through attendance at pitch events, we have secured a shipping deal with UPS via the new UPS Startup Program. This helps us with discounted shipping and free supplies.

We are the winners of the Founders Live Boston pitch competition where we walked away with $20,000 in Google Cloud Platform credits and $5,000 in Amazon Web Services credit.

We were the pitch runner ups and honorable mention at Founder+Co Boston pitch event and MIT's Startupalooza respectively.

Featured Demo at Product Hunt Boston.

We secured our first sponsored prizes (partnerships) set to launch in November 2019.

PRESS MENTIONS

The Buzz

THE BUZZ Powered By FastCTO

QuicWit a never ending trivia gaming experience and digital marketing platform

Startup Life

Entrepreneurial Renaissance Man Creates Impulsive Trivia Game App

- Apple Podcasts
- Spotify
- Spreaker
- Google Podcasts

Founders Live

Episode coming soon

KPIS

- Percent of users that open the app and look to see what the prize is

  > Original goal: 80%
  >
  > Current status: 91.2%

- Percent of users that see the question and submit an answer

  > Original goal: 70%
  >
  > Current status: 77.1%

TEAM

We are a creative and technical team as all founders have an engineering degree. We mesh well together because our skill sets are complementary to each other; our team can fill in each other's gaps like a puzzle piece, enabling us to stay lean with high output. Our team is highly experienced in building user-centric products and apps. We have a firm understanding of setting and achieving KPI goals powered by data-based decision making with a keen focus on both short term and long term monetization plans.



Stephon McCoy

CEO & Head of Product

Stephon is a former computer engineer turned senior product manager. He's known as an entrepreneurial renaissance man as he has experiences ranging in hardware, digital marketing, Alexa skills, B2B platforms, iOS/Android development, web app development, and consumer products.

Adversity: Stephon started college for computer engineering without ever owning a computer until arriving at college. Then created a formula to boost his credit scores every year before the school year started in order to secure private student loans without a cosigner before, during, and after the 2007-2008 financial crisis.



Zachary Gay

Director of Engineering

Zachary Gay is a senior software engineer specializing in iOS and XR development. He has worked in a wide range of domains from building E-commerce apps for Wayfair to designing CAN bus data collection systems for vehicles and many areas in between.

Adversity: "I grew up in the rural US in the 90's and, during that time, myself and many others became targets for bullying. Regular verbal and physical assaults will take their toll on anyone, but those still-developing are especially vulnerable. It wasn't an easy thing to overcome, but it taught me some important lessons: you can't let the actions and opinions of other people define your own self-worth and that people who are acting out against others with hate and violence are doing so because of problems in their own lives and usually the best thing you can do is to stop the cycle."



Zachary Tetu

Head of UX

Zachary Tetu has a background in software engineering and UI design with a specialty in data visualization and organization. His experience with both the design and development worlds has led to a career in UX Design with an emphasis on user research and interaction design.

Adversity: “When I was younger I was very passionate about art and design. As I got older I convinced myself that this was more of a hobby than a career path and changed my priorities to computer engineering. After being accepted to college as a junior in high school I spent 3 years in college working towards degrees in computer engineering and software engineering before I realized it wasn't something I wanted to pursue, that I may have wasted a few years and thousands of dollars on something I had no real desire for. I left college and had a couple years of time working minimum wage jobs wondering how I could have done things differently and how I would find a career. Eventually I decided to get back into design and spent a year doing free contracting work in my spare time to build up a portfolio and gain real world experience. This lead to getting my first Experience Design job at a small company in Vermont. I've since been on that path for the past 7 years.”

USE OF PROCEEDS

- Purchase consumer products to use as prizes in order to gauge consumer interest while analyzing engagement data in order to approach businesses about marketing opportunities.
- Cover server costs of running the QuicWit app
- Cover the cost of shipping prizes to end-users through the discounted UPS startup program
- Fast-track Android development and launch
- Invest in public relations to cast a wider net of exposure for QuicWit
- Invest in strategic digital marketing efforts in our to acquire more users
- Invest in content creators so that the core team can move faster an app development and roadmap items.

If the offering's maximum amount of $106,000 is raised:

Use	Value	% of Proceeds
Android App Development	$4,806	4.5%
Operations/Customer Success	$21,000	19.8%
G&A	$4,500	4.2%
Sales and Marketing	$70,500	66.5%
Intermediary fees	$5,194	4.9%

TERMS

This is an offering of , under registration exemption 4(a)(6), in QuicWit LLC.. This offering must raise at least $10,000 by December 17, 2019 at 12:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. QuicWit may issue additional securities to raise up to $106,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,106,000 units
× $1.00 per unit

$2,106,000 implied valuation

PITCH DECK


QuicWit
Open
Download

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Oct 22, 2019 • Primary offering of 106,000 shares at $1.00

MORE INFO

- QuicWit.com
- Facebook
- Twitter
- Instagram

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.